EXHIBIT 99.1

MATTHEW HYDE TO SUCCEED GEOFF EISENBERG
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WEST MARINE

WATSONVILLE, CA, -- West Marine, Inc. (Nasdaq: WMAR), the largest specialty retailer of boating supplies and accessories, today announced the company’s Board of Directors has named Matthew Hyde, 49, President and Chief Executive Officer, succeeding Geoff Eisenberg, 59, who, earlier this year, disclosed his intention to step down upon the appointment of a successor.  Mr. Hyde will join West Marine on June 19, 2012.

“On behalf of the entire West Marine family, I am pleased to welcome Matt aboard,” said Board Chairman and company founder Randy Repass.  “He brings a consistent history of growing sales and profits in the outdoor recreational field.  His core values, in support of Customers and Associates, are the same as West Marine’s.  We are confident his strong skill set and extensive experience in areas that are key to West Marine’s future– including merchandising, marketing, retail and e-commerce operations, have prepared him well to provide outstanding leadership and build on the strong platform Geoff and his team have created at West Marine.”

Mr. Hyde joins West Marine from REI, a national retailer of outdoor gear and clothing and the nation's largest consumer cooperative.  Most recently, he served as Executive Vice President, overseeing more than $1.8 billion in annual sales and 10,000 employees.  He was responsible for the company’s Stores, Direct-to-Customer/e-Commerce, Marketing and Real Estate.  Matt earlier led the teams that repositioned and successfully grew REI’s private label brand.

“I am extremely excited to join the talented and strong West Marine team,” Mr. Hyde commented.  “West Marine is the most successful and respected brand name in the boating equipment industry.  Under Geoff Eisenberg’s direction, the company completed a superb business model evolution, and my goal is to further strengthen West Marine’s ability to create a compelling offering for Customers, while enhancing growth and profitability.”

Mr. Hyde has served on a number of trade, business and non-profit boards dedicated to the outdoors and helping the environment.  He is currently Lead Independent Director of the Zumiez (ZUMZ) Board and a member of the YMCA’s USA Board of Directors.

About West Marine
West Marine, the largest specialty retailer of boating supplies and accessories, has 312 company-operated stores located in 38 states, Puerto Rico and Canada and three franchised stores located in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers Customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).
SOURCE West Marine

CONTACT

West Marine, Inc.
Tom Moran
Senior Vice President and Chief Financial Officer
831.761.4229